Exhibit 10.13

OP BANCORP

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

(EFFECTIVE NOVEMBER 1, 2017)

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6.3	Successors and Assigns	11

ARTICLE VII AMENDMENT AND TERMINATION		11

7.1	General	11

7.2	Amendments	11

ARTICLE VIII RESTRICTIVE COVENANTS		12

8.1	Confidential Information	12

8.2	Documents and Property	13

8.3	Non-Solicitation	13

8.4	Remedies for Breach of Covenants	14

ARTICLE IX MISCELLANEOUS PROVISIONS		14

9.1	Applicable Law	14

9.2	Exclusive Benefit	14

9.3	Recovery of Payments Made In Error	14

9.4	Severability	14

9.5	Internal Revenue Code Section 409A	14

9.6	Clawback Policy	15

9.7	Construction	15

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OP BANCORP

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

ARTICLE I

GENERAL

1.1     Purpose. OP Bancorp hereby establishes the OP Bancorp Executive Change In Control Severance Plan, effective November 1, 2017, to provide Eligible Employees with certain benefits in the event of a Change in Control of the Company or its Affiliates and the possible termination of employment under the circumstances and conditions described herein.

1.2     Plan Term. The Plan shall become effective upon the Effective Date and shall continue in effect until terminated by the Company in accordance with Section 7.1 (the “Plan Term”); provided, however, that if a Change in Control occurs during the Plan Term, the Plan Term shall automatically be extended for two (2) years from the Change in Control and then terminate.

1.3     Definitions. Wherever used in this document, unless provided otherwise in the Appendix A applicable to the Eligible Employee or an Eligible Employee’s Participation Agreement, the following words and phrases have the meanings set forth in this Section 1.3.

  (a)     “Affiliate” means each company, corporation, partnership, bank, savings bank, savings and loan association, credit union or other financial institution, directly or indirectly, which is controlled by, controls, or is under common control with, the Company, where “control” means (i) the ownership of 51% or more of the voting securities or other voting interest or other equity interest of any corporation, partnership, joint venture or other business entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, partnership, joint venture or other business entity.

  (b)     “Agreement Benefits” has the meaning set forth in Section 2.2(d).

  (c)     “Annual Base Salary” means the Employee’s annual base salary (excluding bonus, commissions and any other amounts of compensation) as of the date of the Employee’s termination of employment. For purposes of the foregoing definition, compensation paid by all Employers shall be taken into account in determining the respective Employee’s Annual Base Salary.

  (d)     “Bank” means Open Bank, a California corporation.

  (e)     “Board” means the board of directors of the Company.

  (f)     “business entity” means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust or other business entity.

  (g)    If the Eligible Employee is subject to an employment agreement (or other similar agreement) with the Company or an Affiliate that provides a definition of termination for “cause” (or the like), then, for purposes of the Plan, the term “Cause” has the meaning set forth in such agreement; and in the absence of such a definition, “Cause” means:

(1)	The Eligible Employee’s willful and continuing failure to perform the Eligible Employee’s obligations to the Company or an Affiliate;

(2)	The Eligible Employee’s conviction of, or plea of nolo contendere to, a crime of embezzlement or fraud or any felony under the laws of the United States or any state thereof;

(3)	The Eligible Employee’s breach of fiduciary responsibility;

(4)	An act of dishonesty by the Eligible Employee that is injurious to the Company or an Affiliate;

(5)	The Eligible Employee’s engagement in one or more unsafe or unsound banking practices that has an adverse effect on the Company or an Affiliate;

(6)	The Eligible Employee’s removal or permanent suspension from banking pursuant to Section 8(e) of the FDIA or any other applicable state or federal law;

(7)	An act or omission by the Eligible Employee that leads to a harm (financial or reputational or otherwise) to the Company or an Affiliate; or

(8)	A material breach by the Eligible Employee of Company or its Affiliates policies as may be in effect from time to time.

Further, all rights the Eligible Employee has or may have under the Plan shall be suspended automatically during the pendency of any investigation by the Board or its designee or any negotiations between the Board or its designee and the Eligible Employee regarding any actual or alleged act or omission by the Eligible Employee of the type described in the applicable definition of Cause.

  (h)    “Change in Control” means the first to occur of the following:

(1)

the consummation of the acquisition by any “person” (as such term is defined in Section 13(d) or 14(d) of the Exchange Act) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the then outstanding Voting Securities of the Company; or

(2)

the consummation by the Company of: (A) a merger, consolidation, or similar transaction if the Company’s shareholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding Voting Securities of the entity resulting from such merger, consolidation or similar transaction in substantially the same proportion as their ownership of the combined voting power of the Voting Securities of the Company outstanding immediately before such merger or consolidation; or (B) a complete liquidation or dissolution of, or an agreement for the sale or other disposition of all or substantially all of the assets of, the Company (including a transaction described in clause A or B as if applicable to the Bank, or a sale of substantially all the Bank’s assets).

Notwithstanding any provision of this definition to the contrary, a Change in Control shall not be deemed to have occurred solely because more than fifty percent (50%) of the combined voting power of the then outstanding securities of the Company are acquired by (i) a trustee or other fiduciary holding securities under one (1) or more employee benefit plans maintained by the Company or an Affiliate or (ii) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by the Company’s shareholders in the same proportion as their ownership of Voting Securities immediately prior to such acquisition.

Further notwithstanding any provision of this definition to the contrary, in the event that any amount or benefit under the Plan constitutes deferred compensation under Code Section 409A and the settlement of or distribution of such amount or benefit is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company” (as defined in Code Section 409A).

  (i)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986 and any comparable provisions of state law.

  (j)    “COBRA Period” has the meaning set forth in the Appendix A applicable to the Eligible Employee based on such Eligible Employee’s position with the Employer.

  (k)    “Code” means the Internal Revenue Code of 1986.

  (l)    “Company” means OP Bancorp, a California corporation.

(m)    “Confidential Information” means marketing materials, financial and other information concerning customers and prospective customers, customers lists, records, data, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public.

(n)    “Effective Date” means November 1, 2017.

(o)    “Eligible Employee” means an Employee who has satisfied all conditions of eligibility set forth in Sections 2.1 and 2.2 to receive Severance Benefits.

(p)    “Employee” means an individual employed as a regular, full-time employee on the payroll of an Employer and paid by the Employer on a W-2 basis. The term “Employee” does not include individuals classified as independent contractors, leased employees or temporary employees or individuals subsequently classified as common law employees who were not treated as an Employee of an Employer.

(q)    “Employer” means the Company and each of its Affiliates that employ the Eligible Employee.

(r)    “Exchange Act” means the Securities Exchange Act of 1934.

(s)    “FDIA” means the Federal Deposit Insurance Act.

(t)    “Financial Institution” means any person, firm, partnership, corporation or trust which owns, operates or is in the process of forming, a bank, savings and loan association, credit union or similar financial institution with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restrictive Area.

(u)    If the Eligible Employee is subject to an employment agreement (or other similar agreement) with the Company or an Affiliate that provides a definition of termination for “good reason” (or the like), then, for purposes of the Plan, the term “Good Reason” has the meaning set forth in such agreement; and in the absence of such a definition, “Good Reason” means the occurrence of any one of the following events, unless the Eligible Employee agrees in writing that such event shall not constitute Good Reason:

(1)	A material, adverse change in the nature, scope, or status of the Eligible Employee’s position, authorities, or duties from those in effect immediately prior to the applicable Change in Control;

(2)	A material reduction in the Eligible Employee’s aggregate compensation or benefits in effect immediately prior to the applicable Change in Control; or

(3)

A relocation of the Eligible Employee’s primary place of employment of more than fifty (50) miles from the Eligible Employee’s primary place of employment immediately prior to the applicable Change in Control.

Notwithstanding any provision of this definition to the contrary, prior to the Eligible Employee’s termination of service for Good Reason, the Eligible Employee must give the Employer written notice of the existence of any condition set forth in clause (1) — (3) immediately above within ninety (90) days of its initial existence and the Company shall have thirty (30) days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such thirty (30)-day period, the Company cures the condition giving rise to Good Reason, the condition shall not constitute Good Reason. Further notwithstanding any provision of this definition to the contrary, in order to constitute a termination for Good Reason, such termination must occur within twelve (12) months of the initial existence of the applicable condition.

(v)    “Participation Agreement” means the form of agreement required by the Company to be executed and returned by the Eligible Employee, pursuant to which the Eligible Employee agrees to the terms and conditions contained herein and therein.

(w)    “Plan” means the OP Bancorp Executive Change in Control Severance Plan, as may be amended from time to time.

(x)    “Plan Administrator” means the Company, or its successor or such other person or entity designated to administer the Plan and to be the named fiduciary thereof.

(y)    “Plan Term” has the meaning set forth in Section 1.2.

(z)    “Policy” has the meaning set forth in Section 9.6.

(aa)    “Release” means the release and severance agreement substantially in the form set forth as Appendix A.

(bb)    “Restrictive Area” means each county in which the Bank has a branch office.

(cc)    “Restrictive Period” means one year from the date of termination of employment.

(dd)    “Severance Benefits” means the COBRA benefits described in Section 2.6 and the Severance Pay provided under the Plan.

(ee)    “Severance Event” has the meaning set forth in the Appendix A applicable to the Eligible Employee.

(ff)    “Severance Pay” has the meaning set forth in the Appendix A applicable to the Eligible Employee based on his or her position with the Employer.

(gg)    “Substantial Business Efforts” shall mean marketing, promotional, purchasing, sales or solicitation activities undertaken on behalf of the Company or an Affiliate, which include (1) in person or voice communications, and (2) either or both of (i) delivery of a quote, bid, proposal, or request for any of the foregoing, or (ii) visits to the site of the actual or potential business development and other similar meetings or visits (conducted alone or with other employees), where such activities would enjoy a reasonable prospect of success in the absence of any breach of the Plan.

(hh)    “Voting Securities” means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.

1.4      Controlling Authority. This Plan document is the sole and controlling source of rights under the Plan. The Plan may be amended only in accordance with Section 7.1.

ARTICLE II

ELIGIBILITY AND BENEFITS

2.1      Severance Benefit Eligibility. Subject to timely execution of the Participation Agreement, an Eligible Employee will be eligible to receive Severance Benefits if (a) the Eligible Employee’s employment with the Employer is terminated in circumstances that constitute a Severance Event, (b) the Eligible Employee executes and does not revoke a Release, and (c) the Eligible Employee is at all times in compliance with the restrictions set forth in Article VIII.

2.2      Eligibility Exclusions. Notwithstanding Section 2.1, an Eligible Employee whose employment with the Employer is terminated in circumstances that constitute a Severance Event shall not be eligible to receive Severance Benefits if such employment terminates when one or more of the following circumstances is applicable:

(a)    the Eligible Employee transfers between the Company and an Affiliate or between two Affiliates;

(b)    the Eligible Employee’s employment with the Employer terminates through resignation or job abandonment other than for Good Reason prior to the Eligible Employee’s scheduled termination date as determined by the Plan Administrator in its reasonable discretion;

(c)    the Eligible Employee is on an authorized leave of absence; provided, however, that this exclusion shall cease to apply if the Eligible Employee returns from an authorized leave of absence during the Plan Term and is not placed in employment with the Employer;

(d)    the Eligible Employee is a party to a written employment, termination or similar agreement with an Employer at the time of the Severance Event that provides for severance, separation, notice or similar benefits (the “Agreement Benefits”) and the Agreement Benefits exceed the Severance Benefits that the Eligible Employee otherwise would be entitled to under the Plan if the Eligible Employee was not entitled to the Agreement Benefits; provided, however, that if such Severance Benefits the Eligible Employee otherwise would be entitled to under the Plan exceed the Agreement Benefits, the Eligible Employee shall be eligible to receive Severance Benefits, but only to the extent such Severance Benefits exceed the Agreement Benefits, all as determined in the sole discretion of the Plan Administrator; and provided, further, that such reduced amount of Severance Benefits shall be provided over the same period of time and in the same form as such Severance Benefits would be provided if the Eligible Employee was eligible to receive the full amount of Severance Benefits;

(e)    the Eligible Employee is covered by a collective bargaining agreement at the time of the Severance Event; or

(f)    the Plan has been terminated in accordance with the Plan’s terms.

2.3      Severance Benefits.

(a)    Subject to Section 2.2(d), the Severance Pay provided under the Plan shall be the amount set forth in the Appendix A applicable to the Eligible Employee, provided that an Eligible Employee shall be eligible to receive the Severance Pay as set forth on only one of the Appendix A schedules, as such Appendix A is determined in the sole discretion of the Plan Administrator.

(b)    If an Eligible Employee who is receiving Severance Benefits is reemployed by an Employer, the provision of Severance Benefits shall cease as of the date of reemployment.

(c)    Severance Benefits shall be subject to all applicable federal and state deductions and withholding, and any sums owing to the Employer. The consideration for the execution of the Release is the Severance Benefits, which the Eligible Employee would otherwise not be eligible to receive.

(d)    Notwithstanding anything in the Plan to the contrary, no Severance Benefits hereunder shall be due to the extent such Severance Benefits are prohibited or limited by an applicable federal or state law, rule or regulation or a federal or state bank regulatory agency acting under applicable federal or state law or regulation.

2.4      Form and Payment of Severance Pay. Payments of Severance Pay due under the Plan shall be made in substantially equal installments in accordance with the Employer’s regular payroll practices then in effect, provided, however, that the initial payment shall be made on the first regular payroll date occurring on or after the sixtieth (60th) day following the termination of the Eligible Employee’s employment (and shall include all payments that would otherwise have been paid prior to such date); provided, however, that no Severance Pay shall ever be due under the Plan to an Eligible Employee unless the Eligible Employee has delivered an executed Release to the Employer. If Eligible Employee is the age forty (40) or older then Eligible Employee will deliver an executed Release on or before the forty-fifth (45th) day following the termination of the Eligible Employee’s employment.

2.5      Lump Sum Death Benefit. In the event that an Eligible Employee dies after a Severance Event and prior to receipt of the full amount of such Eligible Employee’s Severance Pay, then a lump sum death benefit shall be paid to the Eligible Employee’s estate within ninety (90) days after the date of death of the Eligible Employee. The lump sum death benefit shall be equal to the aggregate amount of the Severance Pay to which the Eligible Employee is entitled, but that has not been paid as of the date of death. Notwithstanding the foregoing, if, as of the date of death, the Eligible Employee has not executed the Release, or if executed, the time for revocation of the Release has not expired, then the payment of the lump sum death benefit shall be subject to the execution by the Eligible Employee’s personal representative or beneficiary of a release substantially similar in scope to the Release.

2.6      COBRA Benefits. An Eligible Employee shall have the right to continue medical, dental, and vision benefits, each as may be applicable, under the health continuation coverage provisions of COBRA after his or her Severance Event, if otherwise eligible. To the extent that the Eligible Employee is eligible for and elects COBRA coverage, the Eligible Employee shall pay a portion of the COBRA premium for such coverage on a monthly basis for a period of time following the Severance Event equal to the lesser of (a) the number of months set forth on Appendix A or (b) until the Eligible Employee no longer qualifies for COBRA coverage (“COBRA Period”) with 100% of premiums for the insurance coverage payable by the Employer during the COBRA Period. At the end of the COBRA Period, the Eligible Employee may continue COBRA coverage, to the extent otherwise eligible, at the Eligible Employee’s full COBRA premium, with the Employer responsible for no portion of such premium.

2.7      Other Benefits.

(a)    Salaries, Wages and Paid Time Off. Any earned but unpaid salary and wages and any earned but unused paid time off that an Eligible Employee has accrued at the time of termination shall be paid on the date of termination, subject to applicable federal and state withholding.

(b)    Retirement Plans and Welfare Plans. All qualified and nonqualified retirement plan benefits, welfare plan benefits or other plan benefits under an Employer plan for which an Eligible Employee may be eligible shall be governed by the applicable plan’s specific terms.

(c)    Other Plans. Severance Benefits shall not be includible in compensation for purposes of determining the level of benefits under any other plan or program of the Employer, including any tax-qualified or nonqualified retirement or deferred compensation plans or arrangements.

2.8      Excise Tax Limitation.

(a)    It is the intention of the Company and the Eligible Employee that no portion of any payment under the Plan, or payments to or for the benefit of the Eligible Employee under any other agreement or plan, be deemed to be an “Excess Parachute Payment” as defined in Section 280G of the Code, or its successors.

(b)    The Company shall not be required to make a payment or property transfer to, or for the benefit of the Eligible Employee (under this Plan or otherwise) that would be nondeductible by the Company by reason of Section 280G of the Code, or that would subject the Eligible Employee to the excise tax described in Section 4999 of the Code. In such event, any such payment or property transfer shall be reduced to the largest amount which may be paid without any portion of such amount being nondeductible by reason of Section 280G of the Code or subject to the excise tax imposed by Section 4999 of the Code. Any such reduction shall be made first to the payment specified in this Plan later in time installments removed first.

ARTICLE III

PLAN ADMINISTRATION

3.1      Administration of Plan. The Plan shall be administered by the Plan Administrator unless the Board, or the person or persons designated by it to carry out its duties or powers under the terms of the Plan, delegates such authority to another party. The Plan Administrator shall have authority to control and manage the operation and administration of the Plan, including all rights and powers necessary or convenient to the carrying out of its functions hereunder, whether or not such rights and powers are specifically enumerated herein. Without limiting the generality of the foregoing, and in addition to the other powers set forth in the Plan, the Plan Administrator shall have the following powers:

(a)    to construe and interpret the Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits under the Plan;

(b)    to prescribe procedures to be followed by Eligible Employee for filing requests and elections under the Plan;

(c)    to prepare and distribute information explaining the Plan;

(d)    to receive or request from an Employer or any Eligible Employee such information as shall be necessary for the proper administration of the Plan;

(e)    to furnish the Employer upon request with such annual and other reports with respect to the administration of the Plan as are reasonable and appropriate;

(f)    to determine the amounts available to provide a benefit and to administer the claims procedures; and

(g)    to adopt such rules, regulations and bylaws as it deems reasonably necessary or desirable.

3.2      Actions of the Plan Administrator. All determinations, interpretations, rules, and decisions of the Plan Administrator or its delegate shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan and shall be given deference in any judicial or other proceeding.

3.3      Delegation. The Plan Administrator shall have the power to delegate specific duties, discretionary and other authorities and responsibilities to officers or employees of the Company or other individuals or entities. Any delegation by the Plan Administrator may allow further delegations by the individual or entity to whom the delegation is made. Any delegation may be rescinded by the Plan Administrator at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

3.4    Reliance on Experts. The Plan Administrator and its delegates shall be entitled to rely on any and all schedules, reports, opinions or advice furnished by any duly appointed actuary, accountant, legal counsel, physician or other medical expert and any other duly appointed advisor. Any such advisor may be a person, firm or other organization acting or employed in like capacity for an Employer.

3.5    Consistent Plan Administration. Following a Change in Control, the Plan Administrator shall administer the Plan in a manner consistent with the administration of the Plan prior to such Change in Control.

ARTICLE IV

LIMITATIONS AND LIABILITIES

4.1    No Guarantee of Employment. Nothing contained in the Plan shall be construed as an agreement of employment, or as giving or conferring on any Eligible Employee the right to continued employment, or as a limitation on the right of an Employer to terminate the employment of an Eligible Employee, with or without Cause. Nothing contained in the Plan shall affect the eligibility requirements under any other plan maintained by an Employer, nor give any Eligible Employee a right to coverage under any other plan.

4.2    No Alienation of Assets and Benefits. Except as may be required by applicable law, the benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, including any such liability that is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the Eligible Employee, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void.

4.3    Limitation of Liability. Neither an Employer nor the Plan Administrator shall be liable for any act or failure to act that is made in good faith pursuant to the provisions of the Plan or records of the Plan, the Employer, or any employee benefit plans thereof, except to the extent required by applicable law.

4.4    Indemnification. The Employer shall, to the extent permitted by its respective Articles of Incorporation (or other charter document of organization) and Bylaws, and by the laws of the United States or the state in which it is incorporated, indemnify the Plan Administrator and each employee, officer and director of an Employer, against any and all liabilities arising by reason of any act or omission made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto.

ARTICLE V

FUNDING

5.1    Funding. The respective Employer of the respective Eligible Employee shall pay all Severance Benefits directly out of its general assets. To the extent that an Eligible Employee acquires a right to receive Severance Benefits, such right shall be no greater than the right of an unsecured general creditor of the Employer. Nothing contained in the Plan shall require or be deemed to require an Employer to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any Severance Benefits.

ARTICLE VI

AFFILIATES AND SUCCESSORS

6.1    Obligation of Employers. The respective Employer shall provide all Severance Benefits due and owing to its Eligible Employees; the liability for providing such Severance Benefits shall be the sole and exclusive obligation of such Employer.

6.2    Cooperation by Each Employer. To enable the Plan Administrator to perform its functions, an Employer shall supply full and timely information to the Plan Administrator on all matters relating to compensation of all Employees and cause for termination of employment, and any other pertinent facts or information as the Plan Administrator, in its sole discretion, may require.

6.3    Successors and Assigns. The Plan shall be binding upon and inure to the benefit of each Employer and its successors and assigns. Any successor or assign of the Company or an Employer shall be deemed the “Company” or the “Employer” hereunder, and any affiliate or subsidiary of such successor or assign that employs the Eligible Employee shall be deemed an “Employer” hereunder. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether directly or indirectly, by purchase, consolidation, acquisition of stock or otherwise, expressly to assume the Plan. No Eligible Employee may assign, transfer, pledge, encumber or otherwise alienate any rights that such Eligible Employee may have under the Plan, and any attempt to do so shall be null, void and of no effect.

ARTICLE VII

AMENDMENT AND TERMINATION

7.1    General. To the maximum extent permitted by Code Section 409A, the Company reserves the right to amend or terminate the Plan at any time, prospectively or retroactively, for any reason; provided, however, that for the period beginning one year prior to and ending two (2) years following a Change in Control, any such amendment or termination that adversely affects any Eligible Employee (whether or not then entitled to a benefit) shall not be effective with respect to such Eligible Employee unless such Eligible Employee has consented thereto in writing; provided, further, that such consent shall not be required in the event that the benefits provided hereunder are provided under a successor plan of the Company or its successor, and such benefits are substantially equivalent or greater than the benefits provided hereunder.

7.2    Amendments. All amendments to the Plan shall be made in writing and shall be approved by the Board or the person or persons designated by it to carry out its duties or powers under the Plan.

ARTICLE VIII

RESTRICTIVE COVENANTS

8.1    Confidential Information.

(a)    The Eligible Employee acknowledges that, during the course of employment with the Company, the Eligible Employee may produce and have access to confidential and/or proprietary non-public information concerning the Company and its Affiliates. The Eligible Employee agrees not to directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Company, whether during employment or during five-year period thereafter, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by the Eligible Employee of duties as an employee of the Company. The Eligible Employee agrees that, upon receipt of a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Company or any of its Affiliates, or his or her activities in connection with the business of the Company or any of its Affiliates, the Eligible Employee, to the extent legally permitted, will immediately notify the Company of such subpoena, court order or other requirement and deliver forthwith to the Company a copy thereof and any attachments and non-privileged correspondence related thereto. The Eligible Employee shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. The Eligible Employee agrees to abide by the Company’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company and its Affiliates. In this regard, the Eligible Employee shall not directly or indirectly render services to any person or entity where the Eligible Employee’s service would involve the inevitable use or disclosure of Confidential Information.

(b)    Notwithstanding the foregoing, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (1) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, any individuals bound by the terms of this Plan have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Such individuals also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Plan is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Nothing in this Plan shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.

(c)    Nothing contained herein shall impede Employee’s ability to report possible federal securities law violations to the Securities and Exchange Commission and other governmental agencies (1) without the Company’s prior approval, and (2) without having to forfeit or forego any resulting whistleblower awards.

8.2    Documents and Property.

(a)    All records, files, documents and other materials or copies thereof relating to the business of the Company and its Affiliates, which the Eligible Employee shall prepare, receive, or use, shall be and remain the sole property of the Company and, other than in connection with performance by the Eligible Employee of duties as an employee of the Company, shall not be removed from the premises of the Company or any of its Affiliates without the Company’s prior written consent, and shall be promptly returned to the Company upon the Eligible Employee’s termination of employment together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.

(b)    The Eligible Employee’s access to and permission to use the Company’s and any Affiliate’s computer systems, networks and equipment, and all of the Company and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Company. Any other access to or use of such systems, network, equipment and information is without authorization and is prohibited. The restrictions contained herein extend to any personal computers or other electronic devices of the Eligible Employee that are used for business purposes relating to the Company or any Affiliate. The Eligible Employee shall not transfer any Company or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Company. Upon the termination of the Eligible Employee’s employment with the Company for any reason, the Eligible Employee’s authorization to access and permission to use the Company’s and any Affiliate’s computer systems, networks and equipment, and any Company and Affiliate information contained therein, shall cease.

8.3    Non-Solicitation. As an essential ingredient of and in consideration of eligibility for participation in the Plan, the Eligible Employee agrees that, during the Restrictive Period, the Eligible Employee will not, except with the express prior written consent of the Company, directly or indirectly, do any of the following:

(a)    The Eligible Employee will not, directly or indirectly, either for himself or herself, or any Financial Institution: (1) induce or attempt to induce any officer of the Company or any of its Affiliates to leave the employ of the Company or any of its Affiliates; (2) in any way interfere with the relationship between the Company or any of its Affiliates and any such officer of the Company or any of its Affiliates; or (3) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company or any of its Affiliates (where the Eligible Employee has directly or indirectly had material contact or access to confidential information of such customer, supplier, licensee, or business relation) to cease doing business with the Company or any of its Affiliates or in any way interfere with the relationship between the Company or any of its Affiliates and their respective customers, suppliers, licensees or business relations.

(b)    The Eligible Employee will not, directly or indirectly, either for himself, or any Financial Institution, solicit the business (where such business solicited is similar in nature to any financial services offered by the Company or any of its Affiliates as of the date of termination)

of any person or entity known to the Eligible Employee to be a customer of the Company or any of its Affiliates, where the Eligible Employee, or any person reporting to the Eligible Employee, had an ongoing business relationship or had made Substantial Business Efforts with respect to such customer during the Eligible Employee’s employment with the Company.

8.4    Remedies for Breach of Covenants. The Eligible Employee acknowledges and expressly agrees that the covenants contained in this ARTICLE VIII are reasonable with respect to their duration and scope. The Eligible Employee further acknowledges that the restrictions contained in this ARTICLE VIII are reasonable and necessary for the protection of the legitimate business interests of the Company, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Company and such interests, and that such restrictions were a material inducement to the Company to enter into the Plan. In the event of any violation or threatened violation of these restrictions, the Company, in addition to and not in limitation of, any other rights, remedies or damages available to the Company under the Plan or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Eligible Employee and any and all persons directly or indirectly acting for or with her, as the case may be.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1    Applicable Law. All questions concerning the construction, validity and interpretation of the Plan and the performance of the obligations imposed by the Plan shall be governed by the internal laws of the State of California applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction, and any court action commenced to enforce the Plan shall have as its sole and exclusive venue the County of San Mateo, California.

9.2    Exclusive Benefit. The Plan is maintained for the exclusive benefit of Eligible Employees and their beneficiaries.

9.3    Recovery of Payments Made In Error. An Eligible Employee shall be required to return to the Employer any Severance Benefits, or portion thereof, that the Eligible Employee knew or reasonably should have known such Eligible Employee was not entitled to or that such Eligible Employee knew or reasonably should have known was paid in error.

9.4    Severability. If any provision of the Plan is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

9.5    Internal Revenue Code Section 409A. The Plan is intended to comply with Code Section 409A, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered, construed and interpreted accordingly.

(a)    Each payment under the Plan or any Employer benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A.

(b)    Notwithstanding anything in the Plan to the contrary, to the extent an Eligible Employee is considered a “specified employee” (as defined in Code Section 409A) and would be entitled to a payment during the six (6)-month period beginning on the Eligible Employee’s date of termination that is not otherwise exempt from Code Section 409A, the payment shall not be made to the Eligible Employee until the earlier of the six (6)-month anniversary of the Eligible Employee’s date of termination or the Eligible Employee’s death and shall be accumulated and paid on the first (1st) day of the seventh (7th) month following the date of termination.

(c)    No Severance Benefits that constitute deferred compensation shall be payable on account of an Eligible Employee’s termination of employment unless the Eligible Employee’s termination of employment constitutes a “separation from service” within the meaning of Code Section 409A.

(d)    Nothing in this Section 9.5(d) or otherwise in the Plan shall be construed as a guarantee of any particular tax effect for Severance Benefits and the Employer does not guarantee that any Severance Benefits will satisfy the provisions of the Code.

9.6    Clawback Policy. All Severance Benefits shall be subject to potential cancellation, recoupment, rescission, payback or other similar action in accordance with the terms of any applicable Employer clawback policy, as it may be amended from time to time (the “Policy”), or any applicable law. An Eligible Employee’s receipt of Severance Benefits shall be deemed to constitute the Eligible Employee’s acknowledgment of and consent to the Employer’s application, implementation and enforcement of (a) the Policy or any similar policy established by the Employer that may apply to the Eligible Employee and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, as well as the Eligible Employee’s express agreement that the Employer may take such actions as are necessary to effectuate the Policy, any similar policy or applicable law without further consideration or action.

9.7    “Top-Hat” Plan. This Plan is intended to be a “top-hat” plan under ERISA which is unfunded and provides benefits only to a select group of management or highly compensated employees of the Company or any subsidiary.

9.8    Construction. In the Plan, unless otherwise stated, the following uses apply:

(a)    Actions permitted under the Plan may be taken at any time and from time to time in the actor’s reasonable discretion.

(b)    References to a statute refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time.

(c)    In computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding.”

(d)    References to a governmental or quasi-governmental agency, authority or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality.

(e)    Indications of time of day are based upon the time applicable to the location of the principal headquarters of the Company.

(f)    The words “include,” “includes” and “including” means “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively.

(g)    All references to sections, schedules and appendices are to sections, schedules and appendices in or to the Plan unless otherwise specified.

(h)    All words used shall be construed to be of such gender or number as the circumstances and context require.

(i)    The captions and headings of articles, sections and appendices appearing in or attached to the Plan have been inserted solely for convenience of reference and shall not be considered a part of the Plan nor shall any of them affect the meaning or interpretation of the Plan or any of its provisions.

(j)    Any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

APPENDIX A

SEVERANCE EVENT AND SEVERANCE PAY

TIER I ELIGIBLE EMPLOYEES

For Eligible Employees as notified by the Company and provided a Participation Agreement indicating a participation level of Tier I, the terms “Severance Event,” “Severance Pay,” and “Cobra Period” have the following meanings:

•

A “Severance Event” shall be deemed to have occurred if, within six (6) months before or within twelve (12) months following a Change in Control, the Eligible Employee’s employment with the Employer is terminated and such termination is: (i) Employer-initiated and other than for Cause; or (ii) Eligible Employee-initiated for Good Reason.

•	“Severance Pay” means (150%) of Annual Base Salary, with such amounts to be paid over a period of twelve (12) months in substantially equal installments.

•	“COBRA Period” means a period of twelve (12) months from the Severance Event.

APPENDIX A

OP Bancorp Executive Change in Control Severance Plan

Participation Agreement

[Name of Participant]

[Address]

Dear                             :

OP Bancorp (the “Company”) adopted the OP Bancorp Executive Change in Control Severance Plan (the “Plan”) effective November 1, 2017 in order to provide certain executive level employees with benefits in connection with a sale or other change in the control of the Company and the possible termination of employment in connection with or following such event. A copy of the Plan is enclosed with this letter.

Upon an involuntary termination of employment within a designated period following a change in control, Plan participants are entitled to varying severance payments, and periods of continued benefit coverage for different Tiers of participants. Based on your position with the Company you are eligible to participate in the Plan as a Tier I Eligible Employee.

Please note that this is only a very brief summary of the Plan benefits and is subject to the terms of the Plan document. If there is any inconsistency between this Participation Agreement and the Plan document, the terms of the Plan document shall control. Further, if there is any inconsistency between this Participation Agreement or the Plan document and the terms of your employment or similar agreement with the Company, the terms of this Participation Agreement and the Plan document shall supersede and control such other agreements.

Please sign below and return an executed copy of this Participation Agreement to me no later than November 15, 2017. Failure to provide an executed copy will result in loss of eligibility to participate in the Plan and you will not be eligible for Plan benefits.

If you have any questions, please contact me directly.

OP Bancorp

By:
Min Kim
President and Chief Executive Officer

By my signature below, I hereby acknowledge my understanding and acceptance of, and agreement to, my participation in the Plan pursuant to the terms and conditions of the Plan and this Participation Agreement. Further, I hereby acknowledge that (i) I have received a copy of the Plan, (ii) I have had an opportunity to read the Plan, (iii) I understand the terms and conditions of this Participation Agreement and the Plan, and (iv) as a participant, I will be subject to the terms and conditions of the Plan.

[Name]

[Date]

APPENDIX A-1

(Over 40 Years old)

GENERAL RELEASE

This General Release (“Agreement”) is made by and between OP Bancorp, (including each of the Releasees referenced below unless otherwise noted) (the “Company”) and                              (“Employee”) in complete, final, and binding settlement of all claims and potential claims, if any, with respect to their employment relationship. The Company and Employee may collectively be referred to herein as the “Parties.”

ONE:         Agreement

This Agreement is based upon the following:

A.    Employee is a participant in the OP Bancorp Executive Change in Control Severance Plan (“Plan”).

B.    Employee’s last day of employment with the Company is                              (the “Termination Date”). The Parties agree that Employee has no authority to act on behalf of the Company after the Termination Date.

TWO:         Consideration

A.    Severance Pay. Employee shall be paid the Severance Pay as defined in the Plan, and pursuant to its terms, starting on the first payroll period after the date of the expiration of any and all applicable revocation periods specified in Paragraph FIVE below (provided that Employee has not exercised any applicable revocation right specified in Paragraph FIVE). The Severance Pay is in the nature of severance pay and not for any work performed for the Company, and therefore shall not result in the accrual or payment of holiday pay, vacation pay, accrual of any kind of similar benefit, or any other additional benefits.

B.    COBRA. The Company will pay Employee’s health insurance premium for coverage to continue through                             , in accordance with the federal Consolidated Omnibus Budget Reconciliation Act.

C.    No Further Compensation. The severance payment provided under this Section TWO shall be referred to as “Severance Payment.” Employee acknowledges and agrees that, except for the Severance Payment, Employee is not entitled to earn or receive any further compensation, payments or benefits from the Company (including, without limitation, vacation pay, sick pay, floating holiday pay, or any other Company benefits), whether it be for the period of Employee’s employment prior to the Termination Date or otherwise. Employee further acknowledges and agrees that but for this Agreement, Employee would not be entitled to the Severance Payment.

APPENDIX A-1

THREE:         Complete Release

A.    General Release. As a material inducement to the Company to enter into this Agreement and to provide the Severance Payment, Employee hereby irrevocably and unconditionally releases, waives and discharges the Company and each and all of the Company’s owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, former employees, representatives, attorneys, accountants, benefit plans, insurers, parent companies, divisions, subsidiaries, affiliates (and owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, accountants, benefit plans and insurers of such parent companies, divisions, subsidiaries and affiliates) and all persons acting by, through, or under or in concert with any of them (collectively “Releasees”) from any and all individual, class, and/or representative claims, causes of action, demands, complaints and liabilities (including but not limited to attorney’s fees) of any kind whatsoever, whether now known or unknown, suspected or claimed, which Employee has or may claim to have against any Releasee relating to or arising out of any matter or thing which occurred on or prior to the date of execution of this Agreement, including, without limitation, any and all individual, class, and/or representative claims arising out of or relating to Employee’s employment with the Company and/or Employee’s employment separation. The released, waived, and discharged claims also include, but are not limited to individual, class and/or representative claims of any kind for unfair competition, wrongful discharge, constructive discharge, defamation, invasion of privacy, infliction of emotional distress, misrepresentation or fraudulent inducement, breach of any express or implied contract, claims arising under any Company handbook, manual, policy, or practice, any other claims for severance pay, attorney’s fees and costs, expenses, bonuses, back pay, future wage loss, and front pay, claims for wages, overtime, compensation, commissions, bonuses, or pay of any kind purportedly due to Employee for work performed during any and all periods of time prior to the date of this Agreement, as well as all associated liquidated damages, premiums, penalties, and interest, whether such claims are known or unknown, under any theory of law, including state law and federal law, claims for benefits under any employee benefit plan or program, claims for a breach of an implied covenant of good faith and fair dealing, claims for interference with contract, negligence, or claims under any other federal, state, municipal, or local insurance, human rights, civil rights, wage-hour, pension, or labor laws, rules or regulations, public policy, contract or tort laws, or any claim of retaliation under such laws, or any claim arising under common law, or under the constitution or any amendments thereto, or any other claim which could be asserted against the Releasee(s) or which arise out of the Employee’s employment relationship with the Company or the termination of that employment relationship.

B.    Release of Federal & State Statutes. The released, waived, and discharged claims also include, but are not limited to, all individual, class and/or representative claims of any kind arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Equal Pay Act; the Employee Retirement Income Security Act (ERISA), as amended; the Age Discrimination in Employment Act of 1974, as amended; the Family and Medical Leave Act; the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act (WARN Act); the Reconstruction Era Civil Rights Act, as amended; the Sarbanes-Oxley Act; the Occupational Safety and Health Act; the Health Insurance Portability and Accountability Act; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code (including, without limitation, Section 132a and Sections 1400-1408); the California Business & Professions Code Section 17200 et seq.; or any other federal, state, municipal and/or local statutes, regulations, or ordinances of any kind.

APPENDIX A-1

C.    Release of Monetary Recovery for Claims Brought on Employee’s Behalf. This release covers not only any and all individual, class and/or representative claims Employee ever had or now has against any Releasee, but it also covers any such claim for a monetary recovery asserted on Employee’s behalf by any other person or entity, including, without limitation, any government agency, and Employee waives the right to any such monetary recovery.

D.    To the extent Employee releases persons or entities not signatory to this Agreement, Employee acknowledges and agrees that Employee’s general release is made for each of their benefit and use.

E.    The Company and Employee acknowledge and agree that Employee’s general release does not cover any claims that cannot lawfully be waived or released by Employee.

FOUR:         Waiver of Known and Unknown Claim, Including A Specific Waiver of California Civil Code Section 1542

Employee expressly waives all rights afforded by any statute (such as Section 1542 of the Civil Code of the State of California or any other comparable state statute) which limits the effect of a release with respect to unknown claims. Employee understands the significance of Employee’s release of unknown claims and Employee’s waiver of statutory protection against a release of unknown claims (such as under Section 1542 of the California Civil Code or under any other comparable state statute). For instance, Employee expressly waives any and all rights and benefits under Section 1542 of The Civil Code of the State of California, which states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee hereby specifically acknowledges and agrees that Employee’s waiver of known and unknown claims and of Section 1542 of the Civil Code of the State of California is knowing and voluntary.

FIVE:         Acknowledgment of Rights and Waiver of Claims Under the Age Discrimination In Employment Act (“ADEA”)

Employee acknowledges and agrees that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and pursuant to the Older Workers Benefit Protection Act. Employee also acknowledges that the consideration given for the waiver and release in this Agreement is in addition to anything of value to which Employee already is entitled, and that, but for this Agreement, Employee would not be entitled to the consideration set forth in Section TWO of this Agreement. Employee further acknowledges that Employee has been advised by this writing that:

APPENDIX A-1

(a) Employee’s waiver and release does not apply to any claims that arise after Employee’s execution of this Agreement; (b) Employee should consult with an attorney prior to executing this Agreement; (c) Employee has forty-five (45) calendar days from Employee’s receipt of the Agreement to consider this Agreement (although Employee may by Employee’s own choice execute this Agreement earlier, but may not execute this agreement before Employee’s last day of work for the Company); (d) changes to the terms of the Agreement, whether material or immaterial, will not restart this forty-five (45) day period; (e) Employee has seven (7) calendar days following Employee’s execution of this Agreement to revoke it in writing; and (f) this Agreement shall not be effective and enforceable unless and until the seven (7) day revocation period has expired without revocation of the Agreement by Employee (“Effective Date”). Employee may revoke this Release within seven (7) calendar days only by giving the Company formal, written notice of Employee’s revocation of this Release (by Certified Mail and/or email) to Attention:                                                              . Such notice must be received by the Company before the expiration of the seven (7) day revocation period referenced above. Employee further acknowledges that Employee has received from Company “Disclosure Information Provided pursuant to the Older Workers Benefit Protection Act,” which is attached to this Agreement as Exhibit “A.”

SIX:         Non Admission of Liability

Neither the transfer of any consideration, the doing of any of the acts referred to in this Agreement, nor anything else contained herein shall be taken or construed to be an admission on the part of the Parties, or any of them, of any wrongdoing, claims, liabilities, obligations, damages, losses or expenses that could have been asserted in any claim, demand, debt, account, cause of action and/or obligation of any kind whatsoever.

SEVEN:   Non-Disparagement; Survival

A.    Employee shall not engage in any disparagement or vilification of the Releasees, and shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning the Releasees, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Employee shall do nothing that would damage the Company’s business reputation or goodwill.

B.    Employee acknowledges and agrees that Article VIII and Article IX of the Plan survive termination of Employee’s employment and remain in full force and effect.

EIGHT:    Covenant Not to Sue

A.    A “covenant not to sue” is a legal term that means Employee promises not to file a lawsuit in court. It is different from the release of claims and waiver of rights contained above. Besides waiving and releasing the claims covered above, Employee shall never sue the Releasees in any forum for any reason covered by the Release. Notwithstanding this covenant not to sue, Employee may bring a claim against the Company to enforce this Agreement, to challenge the validity of this Agreement under the ADEA or for any claim that arises after execution of this Agreement. If Employee sues any of the Releasees in violation of this Agreement, Employee shall be liable to them for their reasonable attorneys’ fees and costs (including the costs of experts,

APPENDIX A-1

evidence, and counsel) and other litigation costs incurred in defending against Employee’s suit. In addition, if Employee sues any of the Releasees in violation of this Agreement, the Company can require Employee to return all but a sum of $100 of the Severance Pay, which sum is, by itself, adequate consideration for the promises and covenants in this Agreement. In that event, the Company shall have no obligation to make any further Severance Payments.

B.    Notwithstanding the foregoing, Employee is not waiving the right to report possible securities law violations to the Securities and Exchange Commission and other governmental agencies or the right to receive any resulting whistleblower awards.

C.    If Employee has previously filed any lawsuit against any of the Releasees, Employee shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Employee’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.

NINE:        Entire Agreement

The Plan and this Agreement supersedes any and all prior agreements or understandings between the Employee and the Company. This Agreement may only be amended or modified by a written document signed by the Employee and the Company. Employee acknowledges and agrees that the Company has made no representations or promises to Employee other than those expressly set forth in this Agreement.

TEN:          Right to Consult an Attorney

Employee acknowledges and agrees that Employee (i) has been advised and is hereby advised to consult with an attorney prior to signing this Agreement; and (ii) is signing this Agreement knowingly and voluntarily after having had the opportunity to consult with Employee’s independent legal counsel, with the intent to be legally bound by its terms.

ELEVEN:  Future Cooperation

In connection with any and all claims, disputes, negotiations, governmental, internal or other investigations, lawsuits, or administrative proceedings (the “Legal Matters”) involving the Company or any affiliate, or any of their current or former officers, employees or board members (collectively, the “Disputing Parties” and, individually, each a “Disputing Party”), Employee shall make himself/herself reasonably available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information and documents, provide declarations and statement regarding a Disputing Party, meet with attorneys and other representatives of a Disputing Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense, and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Company, be reasonably requested. The Company shall consult with Employee and make reasonable efforts to schedule such assistance so as not to materially disrupt Employee’s business and personal affairs. The Company shall reimburse all reasonable expenses incurred by Employee in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Company and are documented in a manner consistent with expense reporting policies of the Company as may be in effect from time to time.

APPENDIX A-1

TWELVE: Enforcement

Employee stipulates that breach by Employee of restrictions and requirements under this Agreement will cause irreparable damage to the Releasees in the case of Employee’s breach and that the Company would not have entered into this Agreement without binding Employee to these restrictions and requirements. In the event of Employee’s breach of this Agreement, in addition to any other remedies the Company may have, and without bond and without prejudice to any other rights and remedies that the Company may have for Employee’s breach of this Agreement, the Company shall be relieved of any obligation to provide Severance Payment and shall be entitled to an injunction to prevent or restrain any such violation by Employee and all persons directly or indirectly action for or with Employee. Employee stipulates that the restrictive period for with the Company is entitled to an injunction shall be extended in for a period that equals the time period during which Employee is or has been in violation of the restrictions contained herein.

THIRTEEN: Miscellaneous

A.    In the event that either Party commences mediation, arbitration, or litigation to enforce or protect such Party’s rights under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.

B.    Should any portion of this Agreement be declared or determined by any court or arbitrator to be illegal, invalid or unenforceable, the illegal, invalid, or unenforceable portion of this Agreement shall be interpreted as narrowly as possible and shall be deemed stricken and severed from this Agreement, and all other parts, terms, provisions and portions of this Agreement shall remain unaffected and shall be given full force and effect.

C.    This Agreement may be executed and delivered in two or more counterparts, each of which when so executed and delivered shall be deemed original, but such counterparts together shall constitute one and the same instrument.

D.    The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any Party, and shall be construed without any consideration as to which Party drafted it.

E.    The titles of various sections in this Agreement are intended solely for convenience of reference, and are not intended and shall not be deemed for any purpose whatsoever to modify, explain or place construction upon any of the provisions of this Agreement and shall not affect the meaning or interpretation of this Agreement.

APPENDIX A-1

EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS HAD A REASONABLE AMOUNT OF TIME TO REFLECT ON AND CONSIDER SIGNING THIS AGREEMENT, THAT EMPLOYEE HAS CAREFULLY READ AND CONSIDERED THIS AGREEMENT, THAT EMPLOYEE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, THAT THE ONLY PROMISES MADE TO EMPLOYEE TO SIGN THIS AGREEMENT ARE THOSE STATED AND CONTAINED IN THIS AGREEMENT, AND THAT EMPLOYEE IS SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, AFTER HAVING HAD THE OPPORTUNITY FOR CONSULTATION WITH INDEPENDENT LEGAL COUNSEL, WITH THE INTENT TO BE LEGALLY BOUND BY ITS TERMS.

Employee	OP Bancorp

__________________________________________________	By:
Name:
Title:

Date signed:	Date signed:

APPENDIX A-1

Exhibit “A”

Disclosure Information Provided Pursuant to the Older Workers Benefit Protection Act

OP Bancorp (the “COMPANY”) has entered into a corporate transaction that will unfortunately impact some positions at the COMPANY. The COMPANY’s decision to conduct a layoff of selected employees for termination was based on redundancy and need. The employees selected for termination are eligible to receive a special severance payment if they accept and execute a waiver agreement entitled “Confidential Severance Agreement and General Release” (“Agreement”). All employees who are being offered consideration under this Agreement must sign the Agreement and return it to: Attention:                                                              , within 45 days after receiving the Agreement, and all persons who sign the Agreement will have 7 days to revoke the Agreement after executing it. The following is a breakdown of the ages and job titles of all employees selected for termination in this workforce reduction, and the ages of employees in the same job classifications units who are not being terminated as part of the transaction:

Job Title	Age	Employees Selected for Termination	Employees Not Selected for Termination

Exhibit “A” to Appendix A-1

APPENDIX A-2

(Under 40)

GENERAL RELEASE

This General Release (“Agreement”) is made by and between OP Bancorp, (including each of the Releasees referenced below unless otherwise noted) (the “Company”) and                              (“Employee”) in complete, final, and binding settlement of all claims and potential claims, if any, with respect to their employment relationship. The Company and Employee may collectively be referred to herein as the “Parties.”

ONE:         Agreement

This Agreement is based upon the following:

A.    Employee is a participant in the OP Bancorp Executive Change in Control Severance Plan (“Plan”).

B.    Employee’s last day of employment with the Company is                              (the “Termination Date”). The Parties agree that Employee has no authority to act on behalf of the Company after the Termination Date.

TWO:         Consideration

A.    Severance Pay. Employee shall be paid the Severance Pay as defined in the Plan, and pursuant to its terms, starting on the first payroll period after the date of termination. The Severance Pay is in the nature of severance pay and not for any work performed for the Company, and therefore shall not result in the accrual or payment of holiday pay, vacation pay, accrual of any kind of similar benefit, or any other additional benefits.

B.    COBRA. The Company will pay Employee’s health insurance premium for coverage to continue through                             , in accordance with the federal Consolidated Omnibus Budget Reconciliation Act.

C.    No Further Compensation. The severance payment provided under this Section TWO shall be referred to as “Severance Payment.” Employee acknowledges and agrees that, except for the Severance Payment, Employee is not entitled to earn or receive any further compensation, payments or benefits from the Company (including, without limitation, vacation pay, sick pay, floating holiday pay, or any other Company benefits), whether it be for the period of Employee’s employment prior to the Termination Date or otherwise. Employee further acknowledges and agrees that but for this Agreement, Employee would not be entitled to the Severance Payment.

THREE:    Complete Release

A.    General Release. As a material inducement to the Company to enter into this Agreement and to provide the Severance Payment, Employee hereby irrevocably and

APPENDIX A-2

unconditionally releases, waives and discharges the Company and each and all of the Company’s owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, former employees, representatives, attorneys, accountants, benefit plans, insurers, parent companies, divisions, subsidiaries, affiliates (and owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, accountants, benefit plans and insurers of such parent companies, divisions, subsidiaries and affiliates) and all persons acting by, through, or under or in concert with any of them (collectively “Releasees”) from any and all individual, class, and/or representative claims, causes of action, demands, complaints and liabilities (including but not limited to attorney’s fees) of any kind whatsoever, whether now known or unknown, suspected or claimed, which Employee has or may claim to have against any Releasee relating to or arising out of any matter or thing which occurred on or prior to the date of execution of this Agreement, including, without limitation, any and all individual, class, and/or representative claims arising out of or relating to Employee’s employment with the Company and/or Employee’s employment separation. The released, waived, and discharged claims also include, but are not limited to individual, class and/or representative claims of any kind for unfair competition, wrongful discharge, constructive discharge, defamation, invasion of privacy, infliction of emotional distress, misrepresentation or fraudulent inducement, breach of any express or implied contract, claims arising under any Company handbook, manual, policy, or practice, any other claims for severance pay, attorney’s fees and costs, expenses, bonuses, back pay, future wage loss, and front pay, claims for wages, overtime, compensation, commissions, bonuses, or pay of any kind purportedly due to Employee for work performed during any and all periods of time prior to the date of this Agreement, as well as all associated liquidated damages, premiums, penalties, and interest, whether such claims are known or unknown, under any theory of law, including state law and federal law, claims for benefits under any employee benefit plan or program, claims for a breach of an implied covenant of good faith and fair dealing, claims for interference with contract, negligence, or claims under any other federal, state, municipal, or local insurance, human rights, civil rights, wage-hour, pension, or labor laws, rules or regulations, public policy, contract or tort laws, or any claim of retaliation under such laws, or any claim arising under common law, or under the constitution or any amendments thereto, or any other claim which could be asserted against the Releasee(s) or which arise out of the Employee’s employment relationship with the Company or the termination of that employment relationship.

B.    Release of Federal & State Statutes. The released, waived, and discharged claims also include, but are not limited to, all individual, class and/or representative claims of any kind arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Equal Pay Act; the Employee Retirement Income Security Act (ERISA), as amended; the Age Discrimination in Employment Act of 1974, as amended; the Family and Medical Leave Act; the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act (WARN Act); the Reconstruction Era Civil Rights Act, as amended; the Sarbanes-Oxley Act; the Occupational Safety and Health Act; the Health Insurance Portability and Accountability Act; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code (including, without limitation, Section 132a and Sections 1400-1408); the California Business & Professions Code Section 17200 et seq.; or any other federal, state, municipal and/or local statutes, regulations, or ordinances of any kind.

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C.    Release of Monetary Recovery for Claims Brought on Employee’s Behalf. This release covers not only any and all individual, class and/or representative claims Employee ever had or now has against any Releasee, but it also covers any such claim for a monetary recovery asserted on Employee’s behalf by any other person or entity, including, without limitation, any government agency, and Employee waives the right to any such monetary recovery.

D.    To the extent Employee releases persons or entities not signatory to this Agreement, Employee acknowledges and agrees that Employee’s general release is made for each of their benefit and use.

E.    The Company and Employee acknowledge and agree that Employee’s general release does not cover any claims that cannot lawfully be waived or released by Employee.

FOUR:    Waiver of Known and Unknown Claim, Including A Specific Waiver of California Civil Code Section 1542

Employee expressly waives all rights afforded by any statute (such as Section 1542 of the Civil Code of the State of California or any other comparable state statute) which limits the effect of a release with respect to unknown claims. Employee understands the significance of Employee’s release of unknown claims and Employee’s waiver of statutory protection against a release of unknown claims (such as under Section 1542 of the California Civil Code or under any other comparable state statute). For instance, Employee expressly waives any and all rights and benefits under Section 1542 of The Civil Code of the State of California, which states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee hereby specifically acknowledges and agrees that Employee’s waiver of known and unknown claims and of Section 1542 of the Civil Code of the State of California is knowing and voluntary.

FIVE:         Non Admission of Liability

Neither the transfer of any consideration, the doing of any of the acts referred to in this Agreement, nor anything else contained herein shall be taken or construed to be an admission on the part of the Parties, or any of them, of any wrongdoing, claims, liabilities, obligations, damages, losses or expenses that could have been asserted in any claim, demand, debt, account, cause of action and/or obligation of any kind whatsoever.

SIX:         Non-Disparagement

Employee shall not engage in any disparagement or vilification of the Releasees, and shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning the Releasees, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Employee shall do nothing that would damage the Company’s business reputation or goodwill.

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SEVEN:    Covenant Not to Sue

A.    A “covenant not to sue” is a legal term that means Employee promises not to file a lawsuit in court. It is different from the release of claims and waiver of rights contained above. Besides waiving and releasing the claims covered above, Employee shall never sue the Releasees in any forum for any reason covered by the Release. Notwithstanding this covenant not to sue, Employee may bring a claim against the Company to enforce this Agreement, to challenge the validity of this Agreement under the ADEA or for any claim that arises after execution of this Agreement. If Employee sues any of the Releasees in violation of this Agreement, Employee shall be liable to them for their reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against Employee’s suit. In addition, if Employee sues any of the Releasees in violation of this Agreement, the Company can require Employee to return all but a sum of $100 of the Severance Pay, which sum is, by itself, adequate consideration for the promises and covenants in this Agreement. In that event, the Company shall have no obligation to make any further Severance Payments.

B.    Notwithstanding the foregoing, Employee is not waiving the right to report possible securities law violations to the Securities and Exchange Commission and other governmental agencies or the right to receive any resulting whistleblower awards.

C.    If Employee has previously filed any lawsuit against any of the Releasees, Employee shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Employee’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.

EIGHT:     Entire Agreement

The Plan and this Agreement supersedes any and all prior agreements or understandings between the Employee and the Company. This Agreement may only be amended or modified by a written document signed by the Employee and the Company. Employee acknowledges and agrees that the Company has made no representations or promises to Employee other than those expressly set forth in this Agreement.

NINE:       Right to Consult an Attorney

Employee acknowledges and agrees that Employee (i) has been advised and is hereby advised to consult with an attorney prior to signing this Agreement; and (ii) is signing this Agreement knowingly and voluntarily after having had the opportunity to consult with Employee’s independent legal counsel, with the intent to be legally bound by its terms.

TEN:         Future Cooperation

In connection with any and all claims, disputes, negotiations, governmental, internal or other investigations, lawsuits, or administrative proceedings (the “Legal Matters”) involving the Company or any affiliate, or any of their current or former officers, employees or board members (collectively, the “Disputing Parties” and, individually, each a “Disputing Party”), Employee shall make himself/herself reasonably available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information and documents, provide declarations and

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statement regarding a Disputing Party, meet with attorneys and other representatives of a Disputing Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense, and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Company, be reasonably requested. The Company shall consult with Employee and make reasonable efforts to schedule such assistance so as not to materially disrupt Employee’s business and personal affairs. The Company shall reimburse all reasonable expenses incurred by Employee in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Company and are documented in a manner consistent with expense reporting policies of the Company as may be in effect from time to time.

ELEVEN: Enforcement

Employee stipulates that breach by Employee of restrictions and requirements under this Agreement will cause irreparable damage to the Releasees in the case of Employee’s breach and that the Company would not have entered into this Agreement without binding Employee to these restrictions and requirements. In the event of Employee’s breach of this Agreement, in addition to any other remedies the Company may have, and without bond and without prejudice to any other rights and remedies that the Company may have for Employee’s breach of this Agreement, the Company shall be relieved of any obligation to provide Severance Payment and shall be entitled to an injunction to prevent or restrain any such violation by Employee and all persons directly or indirectly action for or with Employee. Employee stipulates that the restrictive period for with the Company is entitled to an injunction shall be extended in for a period that equals the time period during which Employee is or has been in violation of the restrictions contained herein.

TWELVE: Miscellaneous

A.    In the event that either Party commences mediation, arbitration, or litigation to enforce or protect such Party’s rights under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.

B.    Should any portion of this Agreement be declared or determined by any court or arbitrator to be illegal, invalid or unenforceable, the illegal, invalid, or unenforceable portion of this Agreement shall be interpreted as narrowly as possible and shall be deemed stricken and severed from this Agreement, and all other parts, terms, provisions and portions of this Agreement shall remain unaffected and shall be given full force and effect.

C.    This Agreement may be executed and delivered in two or more counterparts, each of which when so executed and delivered shall be deemed original, but such counterparts together shall constitute one and the same instrument.

D.    The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any Party, and shall be construed without any consideration as to which Party drafted it.

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E.    The titles of various sections in this Agreement are intended solely for convenience of reference, and are not intended and shall not be deemed for any purpose whatsoever to modify, explain or place construction upon any of the provisions of this Agreement and shall not affect the meaning or interpretation of this Agreement.

EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS HAD A REASONABLE AMOUNT OF TIME TO REFLECT ON AND CONSIDER SIGNING THIS AGREEMENT, THAT EMPLOYEE HAS CAREFULLY READ AND CONSIDERED THIS AGREEMENT, THAT EMPLOYEE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, THAT THE ONLY PROMISES MADE TO EMPLOYEE TO SIGN THIS AGREEMENT ARE THOSE STATED AND CONTAINED IN THIS AGREEMENT, AND THAT EMPLOYEE IS SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, AFTER HAVING HAD THE OPPORTUNITY FOR CONSULTATION WITH INDEPENDENT LEGAL COUNSEL, WITH THE INTENT TO BE LEGALLY BOUND BY ITS TERMS.

Employee	OP Bancorp

___________________________________________________	By:
Name:
Title:

Date signed:	Date signed:

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